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                                                                     Exhibit 7.4

                  [Baxter Healthcare Corporation letterhead]


                                                                         Via Fax
                                                                   June 28, 2001


Cerus Corporation
2411 Stanwell Drive
Concord, CA 94520

          Re:  Amendment to Section 4.2 of the June 30, 1998 Development
               ---------------------------------------------------------
Agreement
---------

Ladies and Gentlemen:

Baxter Healthcare Corporation, a Delaware corporation ("Baxter") is a party to that certain Development, Manufacturing and Marketing Agreement with Cerus Corporation, a Delaware corporation ("Cerus"), originally dated April 1, 1996, as amended and restated June 30, 1998 (the "Agreement"). Section 4.2 of the Agreement sets forth certain "standstill" obligations on the part of Baxter and its "Affiliates" (as that term is defined in Section 2, sub-heading "Baxter"), as to Cerus equity securities.

Baxter hereby agrees, covenants and consents that all references in Section 4.2 of the Agreement to "twenty and one-tenth percent" or "20.1%" shall, as of the date of this letter, be amended to read "five and four-tenths percent", or "5.4%" respectively.

No other term of the Agreement shall be deemed amended hereby.

It is understood that our consent to these changes effectively renders any Cerus equity securities acquired by Baxter in excess of this newly lowered 5.4% threshold "Prohibited Securities" as that term is defined in the Agreement.


Sincerely,



Timothy B. Anderson
Senior Vice President

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